Dated March 24, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate/Floating Rate Notes)

Issuer:	General Electric Capital Corporation

Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	March 24, 2006
Settlement Date (Original Issue Date):	March 29, 2006

Maturity Date:	March 29, 2010
Principal Amount:	US$700,000,000

Price to Public (Issue Price):	100.00%

Agents Commission:	0.20%

All-in Price:	99.80%

Net Proceeds to Issuer:	US$698,600,000

Fixed Rate Provisions
Fixed Rate Period:	March 29, 2006 to but excluding March 29, 2007
Benchmark:	Eurodollar Synthetic Forward Rate as per Bloomberg Page EDSF

Yield:	5.209%

Spread to Benchmark:	Plus 0.06%

Re-Offer Yield:	5.269%

Dated March 24, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-123085

Fixed Interest Rate:	5.269%

Fixed Rate Interest Payment Date:	March 29, 2007

Day Count Convention:	Actual/360

Floating Rate Provisions
Floating Rate Period:	March 29, 2007 to but excluding the Maturity Date
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.06%
Index Maturity:	One Month
Index Payment Period:	Monthly
Floating Rate Interest Payment Dates:	Monthly on the 29th day of each month, commencing on April 29, 2007, ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to March 29, 2007 based on one month USD LIBOR plus 0.06%
Interest Reset Periods and Dates:	Monthly on each Floating Rate Interest Payment Date
Interest Determination Dates:	Monthly, two London business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

Call Dates (if any):	Not Applicable

Call Notice Period:	Not Applicable

Dated March 24, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-123085

Put Dates (if any):	Not Applicable

Put Notice Period:	Not Applicable

CUSIP:	36962GW26

ISIN:	Not Applicable

Common Code:	Not Applicable

Other:	Not Applicable

Additional Terms:

        Interest

Interest on the Notes for the period from and including March 29, 2006 to but excluding March 29, 2007 (the “Fixed Rate Period”) will be payable in U.S. Dollars on March 29, 2007 (the “Fixed Rate Interest Payment Date”). During the Fixed Rate Period, the interest on the Notes will be equal to 5.269% per annum. During the Fixed Rate Period, interest will be computed and paid on an Actual/360 basis (based upon the actual number of days elapsed in each month in a 360 –day year of twelve 30-day months).

Interest on the Notes for the period from and including March 29, 2007 to but excluding the Maturity Date (the “Floating Rate Period”) will be payable in U.S. Dollars monthly, in arrears, on the 29th day of each month, commencing April 29, 2007 (each a “Floating Rate Interest Payment Date”). During the Floating Rate Period, the interest rate on the Notes will be equal to the sum of one month USD LIBOR plus 0.06%. The initial floating rate will be determined two London Business Days prior to March 29, 2007 based on one month USD LIBOR plus 0.06%. During the Floating Rate Period, the interest rate will be reset monthly on each Floating Rate Interest Payment Date (the “Interest Reset Date”), and will be determined monthly, two London Business Days prior to each Interest Reset Date. During the Floating Rate Period, interest will be computed and paid on the basis as provided for LIBOR Notes in the prospectus of the Issuer dated May 17, 2005, as supplemented by the prospectus supplement of the Issuer dated August 24, 2005, under “DESCRIPTION OF NOTES – Interest and Interest Rates – Floating Rate Notes – How Interest is Calculated.”

Dated March 24, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-123085

Plan of Distribution:

The Notes are being purchased by Lehman Brothers Inc. (the “Underwriter”), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes. GE Capital Markets, Inc. will act as a sales agent in connection with the offering and will receive a fee from the Underwriter equal to .10% of the principal amount of the notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

General

At December 31, 2005, the Company had outstanding indebtedness totaling $355.885 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2005, excluding subordinated notes payable after one year, was equal to $353.200 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption “Consolidated Ratio of Earnings to Fixed Charges” is hereby amended in its entirety, as follows:

Year Ended December 31,
2001	2002	2003	2004	2005

1.56	1.62	1.71	1.82	1.66

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Dated March 24, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-123085

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the underwriter collect at 1-888-603-5847 or Investor Communications of the issuer at 1-203-357-3950